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EXHIBIT 10.27

                            ELECTRONIC DESIGNS, INC.
                            EXECUTIVE INCENTIVE PLAN

The purposes of the Electronic Designs, Inc. Executive Incentive Plan (the "Plan") are to motivate the Company's key employees to improve stockholder value by linking a portion of their cash compensation to the Company's financial performance, to reward key employees for improving the Company's financial performance, and to help attract and retain key employees.

The Plan is administered by the Compensation Committee (the "Committee")of Electronic Designs, Inc.'s Board of Directors. The Committee is comprised solely of directors who are outside directors of the Company. The Committee may delegate its administrative authority under the Plan to the Chief Executive Officer. The Committee selects Key Employees to receive incentive payments ("Awards"), determines the terms and amounts of Awards and takes any and all other action it deems necessary or advisable in connection with the Plan.

Any employee of the Company whose performance the Committee determines can have a significant effect on the success of the Company may be considered a "Key Employee" and be eligible to become a participant in the Plan.

The Committee grants Awards based on Company and/or business unit performance goals and formulas. Awards are typically conditioned on the achievement of pre-established Company and/or business unit goals for revenue, profitability and/or common stock price. Awards may be in the form of a single lump sum or a percentage of base compensation. Awards to any Key Employee for any fiscal year will not exceed 100% of such employee's base compensation.

Participation in the Plan does not give any Key Employee any right to remain in the employ of the Company. To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

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